As filed with the Securities and Exchange Commission on December 19, 2022

Registration No. 333-10377
Registration No. 333-93679

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-10377
Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-93679

UNDER
THE SECURITIES ACT OF 1933
______________________________________________________________________________________________________
INTERFACE, INC.
(Exact name of registrant as specified in its charter)

Georgia	58-1451243
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
1280 West Peachtree Street, NW
Atlanta, Georgia 30309
(770) 437-6800
(Address of principal executive offices, including zip code)

INTERFACE, INC. SAVINGS AND INVESTMENT PLAN
(Full titles of the plans)

David B. Foshee, Esquire
Vice President, General Counsel and Secretary
Interface, Inc.
1280 West Peachtree Street, NW
Atlanta, Georgia 30309
(770) 437-6800
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES

Interface, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 on Form S-8 (this “Post-Effective Amendment”) to deregister certain securities originally registered by the Company on its Registration Statements on Form S-8 (the “Registration Statements”) filed with the Securities and Exchange Commission on August 19, 1996 (File No. 333-10377) and on December 28, 1999 (File No. 333-93679), which registered 60,000 shares and 800,000 shares, respectively, of the Company’s Common Stock, $0.10 par value per share (the “Common Stock”), for offer or sale pursuant to the Interface, Inc. Savings and Investment Plan (the “Plan”), as well an indeterminate amount of plan interests to be offered and sold pursuant to the Plan.

Effective October 3, 2022, the Plan ceased offering shares of Common Stock as an investment option, and all shares of Common Stock held under the Plan were liquidated. As a result, plan interests are no longer offered or sold pursuant to the Plan, and Plan participants no longer hold such interests. Accordingly, the Company is filing this Post-Effective Amendment pursuant to the undertakings of the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities registered for issuance that remain unsold at the termination of the offering.

The Company hereby deregisters all shares of Common Stock and associated plan interests registered pursuant to the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such Common Stock and associated plan interests.

SIGNATURES
The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 19, 2022.

INTERFACE, INC.

By: /s/ David B. Foshee
Name: David B. Foshee
Title: Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.

The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on December 19, 2022.

INTERFACE, INC. SAVINGS AND INVESTMENT PLAN

By: /s/ John G. Minano
Name: John G. Minano
Title: Chair
Administrative Committee of the Interface, Inc. Savings and Investment Plan